[Deloitte & Touche Letterhead]

June 29, 2001

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Irwin Financial Corporation's Report on Form 8-K, dated June 29, 2001, and have the following comments:

      1. We agree with the statements made in paragraphs 4(a)(i), 4(a)(ii), and 4(a)(iv).

      2. We have no basis to agree or disagree with the statements made in paragraph 4(a)(iii).

      3. With respect to paragraph 4(b)(i), we have no basis to agree or disagree with the statement as to the engagement of PricewaterhouseCoopers on June 26, 2001. We agree that
         PricewaterhouseCoopers were previously the Company's independent accountants.

Very truly yours,

/s/ Deloitte & Touche LLP
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  Deloitte & Touche LLP